Exhibit 10.3

June 7, 2019

John R. Wheeler

Suite 100

Newport Beach, CA 92660

Dear Rocky,

On behalf of the Board of Directors of MJ Holdings, Inc. (the “Company”) we hereby accept your resignation as Treasurer and Chief Financial Officer of the Company effective as of June 7, 2019.

Pursuant to our discussions and the terms of your employment agreement with the Company you hereby agree to accept 250,000 shares of the Company’s $0.001 par value common stock as full compensation for any and all services that you have provided to the Company in your capacity as Chief Financial Officer of the Company (the “Stock”). The Stock shall be restricted shares as defined in Rule 144 of the U.S. Securities Act of 1933 (the “Act”) and shall be subject to an additional holding period of one (1) year from the date of issuance regardless of the requirements of the Act or any registration of the shares with the U.S. Securities and Exchange Commission. The Stock shall be issued as follows:

1.	125,000 shares to be issued on June 15, 2019

2.	10,417 shares to be issued on the first day of each month for a period of twelve (12) months commencing on July 1, 2019.

You hereby agree that the Stock to be issued hereunder shall satisfy any and all claims for compensation or other sums owing or may be owing to you in your capacity as Chief Financial Officer of the Company or any related capacity or for any services that you may render to the Company during any transition period with regards to the appointment of a new Treasurer and Chief Financial Officer. You hereby release and forever hold harmless and indemnify MJ Holdings, Inc., it’s heirs, assigns, subsidiaries, officers, directors and employees from and against any and all claims that you or anyone acting on your behalf may have against the Company.

Kindly execute this letter herein below and return and your earliest convenience.

Sincerely,

/s/ Paris Balaouras

Paris Balaouras, Chairman

/s/ John R. Wheeler

John R. Wheeler